GENUINE PARTS COMPANY

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contacts:	Carol B. Yancey, Executive Vice President and CFO – (770) 612-2044 Sidney G. Jones, Vice President — Investor Relations – (770) 818-4628

GENUINE PARTS COMPANY
ANNOUNCES OFFICER CHANGE AND
DECLARES REGULAR QUARTERLY DIVIDEND

Atlanta, Georgia, November 17, 2014 –Genuine Parts Company (NYSE: GPC) announced today that Bill Stevens, Chairman and CEO of Motion Industries, the Company’s industrial parts distribution business, has announced his plan to retire on March 1, 2015. Accordingly, the Board of Directors elected Timothy P. Breen to the position of President and Chief Executive Officer of Motion Industries, effective today. Previously, Mr. Breen was President and COO of Motion Industries. Mr. Stevens will remain as Chairman of Motion Industries until his retirement in early 2015.

Tom Gallagher, Chairman and CEO of Genuine Parts Company, commented, “We want to thank Bill for his 37 years of dedicated service to Motion Industries, including the last 18 years as CEO. Motion Industries is the leading industrial distribution company in North America, largely attributable to Bill’s leadership and we wish him the very best in the years ahead.”

Mr. Gallagher added, “Tim is a talented executive and well deserving of his expanded and important role. Tim is a proven leader with tremendous industry experience and is the right person to lead Motion to further success in the years ahead. We look forward to his many future contributions.”

Mr. Breen began his career in 1982 at Berry Bearing Company which was acquired by Motion Industries in 1993. Throughout his 33 year career, Tim has held a variety of significant positions, including EVP and COO of Motion’s U.S. operations and, most recently, President and COO.

Additionally, the Board of Directors of Genuine Parts Company declared a regular quarterly cash dividend of fifty-seven and one-half cents ($.5750) per share on the Company’s common stock.

The dividend is payable January 2, 2015 to shareholders of record December 5, 2014.

About Genuine Parts Company

Genuine Parts Company is a distributor of automotive replacement parts in the U.S., Canada, Mexico and Australasia. The Company also distributes industrial replacement parts in the U.S., Canada and Mexico through its Motion Industries subsidiary. S. P. Richards Company, the Office Products Group, distributes business products nationwide in the U.S. and Canada. The Electrical/Electronic Group, EIS, Inc., distributes electrical and electronic components throughout the U.S., Canada and Mexico. Genuine Parts Company had 2013 revenues of $14.1 billion.